Exhibit 16.1
SMSA Gainesville Acquisition Corp.
File No. 000-53803
Form 8-K
July 24, 2013

Letterhead of S. W. Hatfield, CPA

July 24, 2013

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-2001

Gentlemen:

On July 24, 2013, this Firm received a draft copy of a Current Report on Form 8-K to be filed by SMSA Gainesville Acquisition Corp. (SEC File # 000-53803, CIK: 1474266) (Company) reporting an Item 4.01 - Changes in Registrant’s Certifying Public Accountant.

We have no disagreements with the statements made in the draft Form 8-K,  Item 4.01 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas